UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(AMENDMENT NO. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

KRONOS INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	04-2640942
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

297 Billerica Road Chelmsford, Massachusetts	01824
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be so registered
Preferred Stock Purchase Rights	The NASDAQ Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates (if applicable): Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.	Description of Registrant’s Securities to be Registered.

Kronos Incorporated (the “Company”) hereby supplements Item 1 to reflect the following developments with respect to its Preferred Stock Purchase Rights:

On November 17, 2005, the Rights Agreement dated as of November 17, 1995 (the “Rights Agreement”), between the Company and State Street Bank and Trust Company, as Rights Agent, expired in accordance with its terms. As a result, all Rights granted under the Rights Agreement expired and have no further force or effect.

The foregoing summary of the Rights Agreement is qualified in its entirety by reference to the full text of the Rights Agreement, which is filed as Exhibit 1 to the Company’s Form 8-A as filed with the Securities and Exchange Commission on November 22, 1995, which is incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description
1*	Rights Agreement, dated as of November 17, 1995, between the Registrant and State Street Bank and Trust Company, as Rights Agent, which includes as Exhibit A the Form of Certificate of Designation, as Exhibit B the Form of Rights Certificate, and as Exhibit C the Summary of Rights to Purchase Preferred Stock.

*	Filed as Exhibit 1 to the Company’s Form 8-A, as filed with the Securities and Exchange Commission on November 22, 1995.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

KRONOS INCORPORATED

Date: April 2, 2007	By:	/s/ Paul A. Lacy
Paul A. Lacy
President

EXHIBIT INDEX

Exhibit No.	Description
1*	Rights Agreement, dated as of November 17, 1995, between the Registrant and State Street Bank and Trust Company, as Rights Agent, which includes as Exhibit A the Form of Certificate of Designation, as Exhibit B the Form of Rights Certificate, and as Exhibit C the Summary of Rights to Purchase Preferred Stock.

*	Filed as Exhibit 1 to the Company’s Form 8-A, as filed with the Securities and Exchange Commission on November 22, 1995.